 Code of Conduct

Doing What’s Right

Table of Contents

CHAIRMAN'S LETTER	**1**
DOING WHAT'S RIGHT	**2**
HOW TO REPORT A CONCERN	**3**
KEY PRINCIPLES OF OUR CODE	**4**
WHAT YOU SHOULD KNOW ABOUT OUR CODE OF CONDUCT	**5-9**
Our values	5
Purpose of our Code	6
Who must follow this Code?	6
Waivers of the Code for executive officers	6
What is expected of employees?	7
What is expected of managers?	8
Responsibility to ask questions and report concerns	8
What happens when a concern is reported?	9
Zero tolerance for retaliation	9
Cooperating with an investigation	9
RESPECTING OTHERS	**10-13**
Mutual respect and professional treatment	10
Harassment-free environment	12
Safety and security	13
Managers' responsibilities	13
AVOIDING CONFLICTS	**14-23**
Overview	14
Gifts and entertainment	15
Outside employment and business dealings	18
CONDUCTING BUSINESS	**24-27**
Fair competition and anti-trust	24
Anti-corruption and improper payments	26
Combating financial crime and money laundering	27
WORKING WITH GOVERNMENTS	**28-29**
Your obligations	28
Basic principles	29
PROTECTING ASSETS	**30-36**
Financial integrity	30
Additional standards for senior financial professionals	31
Use of company assets	31
Protecting client and employee records and observing our privacy principles	32
Records management	33
Use of computers, systems and corporate information	33
Inside or proprietary information	35
SUPPORTING OUR COMMUNITIES	**37-39**
Political activities	37
Investor and media relations	38
Charitable contributions and corporate sponsorship	39
Participating in trade associations, conferences and speaking engagements	39
ADDITIONAL HELP	**40-41**

The Code of Conduct does not alter the terms and conditions of your employment. Rather, it helps each of us to know what must be done to make sure we always Do What’s Right. The most current version of the Code can be found on MySource.

Throughout the Code, references to company policies apply only to global policies that cover all employees and do not include additional policies you must follow that are specific to your location or line of business. The Code is not intended to fully describe the requirements of referenced policies, which can be found in their entirety on MySource.

Dear Colleague:

At The Bank of New York Mellon, nothing is more important than Doing What’s Right.

Our commitment to Ethics and Compliance is at the heart of our business and our organization. It defines us as a company and guides us as individuals who work to deliver our values — Client Focus, Trust, Teamwork and Outperformance — day in and day out.

But, Doing What’s Right means knowing what’s right, and sometimes that’s not as simple as it seems. There are countless laws and regulations we have to comply with and various company policies and procedures to which we must adhere. Understanding it all can be difficult. That’s why we have updated our Code of Conduct to make it easier to read and understand.

Our aim is to put into everyday language the basics you need to know as you go about your daily work. We can’t cover everything here, but this should give you a good sense of the fundamental concepts that apply across businesses and geographies, and all in text that is straightforward and free of jargon and legalisms.

Yet, I want to stress that your best indicator of right and wrong is your own instinct. If something seems wrong to you, you should and must speak up.
Ask questions. Get more information until you are satisfied. And if you’re not satisfied, then speak to your manager or your manager’s manager or someone from Legal, Audit, Compliance, Human Resources, or our Ethics Hot Line and Ethics Help Line.

This responsibility to speak up is another good reason why our Code of
Conduct is so important. It can help clarify what’s right and what isn’t, and it can guide you in how to take the appropriate action when necessary.

So, please take the time to read the Code as soon as possible. This is one of the easiest and most important steps you can take to ensure that you always Do What’s Right.

How to report a concern:
Usually, the best place to start is by talking to your manager. If this makes you uncomfortable, then consider the options below.

Ethics Help Line   Ethics Help Line (operated by members of the company’s Ethics Office)
•  United States and Canada: 1-888-635-5662
•  Europe: 00-800-710-63562
•  Brazil: 0800-891-3813
•  Australia: 0011-800-710-63562
•  Asia: appropriate international access code 800-710-63562 (except Japan)
•  Japan: appropriate international access code + 800-710-6356
•  All other locations: call collect to 412-236-7519

Please note that your phone call can be anonymous.

E-mail: ethics@bnymellon.com (To remain anonymous, please use the telephone help line for reporting your concern.)

Ethics Hot Line    Ethics Hot Line (operated by EthicsPoint, an independent hotline administrator)
•  United States and Canada: 1- 866-294-4696
• Outside the United States dial the AT&T Direct Access Number for your country and carrier, then 866-294-4696

AT&T Direct Access Numbers by Country/Carrier
•  United Kingdom: British Telecom 0-800-89-0011; C&W 0-500-89-0011;
    NTL 0-800-013-0011
•  India: 000-117
•  Brazil: 0-800-890-0288
•  Ireland: 1-800-550-000; Universal International Freephone 00-800-222-55288
•  Japan: Softbank Telecom 00 663-5111; KDDI 00 539-111
•  Australia: Telstra 1-800-881-011; Optus 1-800-551-155
•  Hong Kong: Hong Kong Telephone 800-96-1111; New World Telephone 800-93-2266
•  Singapore: Sing Tel 800-011-1111; StarHub 800-001-0001

Web Report: http://www.ethicspoint.com (hosted on EthicsPoint’s secure servers and is not part of the company’s web site or intranet).

Please note that all contacts to EthicsPoint can be anonymous.

Incident Reporting   Incident Reporting
If your concern involves potential criminal or unusual client activity, you must file an
Incident Report within 72 hours. In the US, you can file an Incident Report using the icon on your PC desktop. In other locations, you should contact your compliance officer for assistance in following country-specific guidelines.

Director’s Mailbox   Director’s Mailbox
If your concern involves questionable accounting or auditing matters, you may also report your concern to the Presiding Director of the Board (who is independent of management). You can contact the Presiding Director by sending an e-mail to non-
managementdirector@bnymellon.com or by postal mail addressed to:
The Bank of New York Mellon Corporation
Church Street Station
PO Box 2164
New York, New York 10008-2164 USA
Attention: Non-Management Director
Please note the postal mail option can be anonymous.

Key Principles of Our Code

Respecting others

We are committed to fostering an inclusive workplace where talented people want to stay and develop their careers. Supporting a diverse, engaged workforce allows us to be successful in building trust, empowering teams, serving our clients and outperforming our peers. We give equal employment opportunity to all individuals in compliance with legal requirements and because it's the right thing to do.

Avoiding conflicts

We make our business decisions free from conflicting outside influences. Our business decisions are based on our duty to The Bank of New York Mellon and our clients, and not driven by any personal interest or gain. We are alert to any potential conflict of interest and ensure we identify and mitigate or eliminate any such conflict.

Conducting business

We secure business based on honest competition in the marketplace, which contributes to the success of our company, our clients and our shareholders. We compete in full compliance with all applicable laws and regulations. We support worldwide efforts to combat financial corruption and financial crime.

Working with governments

We follow all requirements that apply to doing business with governments. We recognize that practices that may be acceptable when dealing with a private company that is the client may cause problems or be a violation of law when working with a government.

Protecting assets

We ensure all entries made in the company's books and records are complete and accurate, and comply with established accounting and record-keeping procedures. We maintain confidentiality of all forms of data and information entrusted to us, and prevent the misuse of information belonging to the company or any client.

Supporting our communities

We take an active part in our communities around the world, both as individuals and as a company. Our long-term success is linked to the strength of the global economy and the strength of our industry. We are honest, fair and transparent in every way that we interact with our communities and the public at large.

4

What you should know about
our Code of Conduct

Our Values

Our values provide the framework for our decision-making and guide our business conduct. Incorporating these values into our actions helps us to do what is right and protect the reputation of the company.

•  Client Focus: Being our clients’ “partner of choice” by delivering the world’s best client service
•  Trust: Acting with the highest standards of integrity and openness to ensure the trust of those we serve
•  Teamwork: Fostering diversity and collaboration, and empowering employees to deliver our very best
•  Outperformance: Consistently exceeding the expectations of our clients, communities, shareholders and each other

What our values do:
•  Explain what we stand for and our shared culture
•  Span geographies and lines of business
•  Represent the promises made to our clients, communities, shareholders and each other
•  Are critical to our success

Purpose of our Code

Today’s global marketplace is filled with a host of new challenges and changes, but one constant guides us — the mandate to meet the highest standards of legal and ethical integrity.

The Code of Conduct is the foundation of our commitment to Doing What’s Right, but it is not intended to describe every law or policy that applies to you. Nor does it address every business situation you may face. You’re expected to use common sense and good judgment, and seek advice when you’re unsure of the proper response to a particular situation.

The Code provides the framework and sets the expectations for business conduct. It clarifies our responsibilities to each other, clients, suppliers, government officials, competitors and the communities we serve. It outlines important legal and ethical issues. Failing to meet these standards could expose our company to serious damage.

Who must follow this Code?
All employees worldwide who work for The Bank of New York Mellon or an entity that is more than 50 percent owned by the company must adhere to the standards in our
Code. No employee is exempt from these requirements, regardless of the position you hold, the location of your job or the number of hours you work. If you oversee vendors, consultants or temporary workers, you must supervise their work to ensure their actions are consistent with the key principles in this Code.

Waivers of the Code for Executive Officers
Waivers of the Code are not permitted for any executive officer of The Bank of New York Mellon, unless the waiver is made by the company’s Board of Directors (or a committee of the Board) and disclosed promptly to shareholders. Individuals who are deemed to be “executive officers” of The Bank of New York Mellon will be notified as appropriate.

What is expected of employees?

Q & A

Q: I work outside of the US.
Do US laws apply to me?

A: The Bank of New York Mellon does business all over the world, which means that you may be subject to laws of countries other than the one in which you live. You must follow those laws that apply to your business duties, wherever you work. The Bank of New York Mellon is the parent of our operating companies and is incorporated in the US, so US laws may apply to certain business activities even if they are conducted outside of the US. The reverse may also be true — other countries may apply their laws outside of their boundaries.
If you have questions about the laws that apply to your business activity, ask your manager or contact the Legal representative who supports your line of business.

You’re responsible for contributing to our culture of Doing What’s Right by knowing the rules that apply to your job. This includes company policies, procedures, laws and regulations governing the country and businesses in which you work. Some lines of business may have more restrictive policies and procedures, and certain countries may have laws that are unique to a location. In these situations, you’re expected to follow the more restrictive rules.

You’re expected to ask your manager if you have questions about performing your job. If you do not get an adequate response, it’s your duty to keep asking until you get a satisfactory answer. You must question any request that does not comply with company policies, laws or regulations, or is inconsistent with our Code of Conduct.

No manager or leader in our company can ask you to violate a law or regulation, or to act in a manner inconsistent with our Code of Conduct. You should challenge any such request and alert appropriate individuals.

You’re expected to comply with applicable laws and regulations and follow this Code, including the spirit of its intent. The penalty for violating any provision may be disciplinary action up to and including dismissal. If you violate a criminal law applicable to the company’s business, the matter will be reported to the appropriate authorities.

You are required to use CODE RAP (Code Reports and Permissions) to report or obtain approval for certain activities that are noted throughout the Code of Conduct and various company policies (e.g., gifts, entertainment and certain outside employment or positions). CODE RAP is a web-based system that can be used from any PC with an Internet connection. Secure logon credentials are required to access CODE RAP and you can learn more by visiting MySource, the company’s intranet site. If you need assistance or do not have access to a PC, ask your manager for help.

You’re obligated to comply fully with our Code of Conduct and may be required to certify your compliance with the Code. You will be notified of any required certifications.

What is expected of managers?

Q & A

Q: Where do I go for help if I’m uncomfortable talking to my management?

A: You can contact the Ethics Help Line or the Ethics Hot Line. The contact information is located in the Code of Conduct, on MySource and on the company’s public Internet site.

Those who manage or supervise others have a special obligation to set an example in Doing What’s Right. Some of the ways you’re expected to demonstrate this leadership include:
•  Creating a culture of compliance and ethics,
•  Ensuring employees have the relevant resources to understand their job duties,
•  Monitoring compliance with the Code of Conduct, company policies and procedures of the employees you supervise,
•  Fostering an environment in which employees are comfortable raising questions and concerns without fear of retaliation,
•  Reporting instances of non-compliance to the proper management level,
•  Taking appropriate disciplinary action for compliance and ethics violations, and
•  Reviewing the Code of Conduct no less than annually with your staff.

Responsibility to ask questions and report concerns

It’s important that you speak up if you have a question or concern about what to do in a certain situation or if you believe someone is doing — or about to do — something that violates the law, company policy or our Code of Conduct. If you have a genuine concern, you must raise it promptly. The longer you wait, the worse the situation may become.

If you have a question or concern, your manager is usually a good place to start. Other people you may go to for help or advice are:
•  Your manager’s manager
•  Your line of business Compliance officer
•  Someone in the Human Resources or the Legal department

The important thing is that you speak up. If your concern is not addressed, raise it through other channels. You can always contact the Ethics Office through the Ethics Help Line or Ethics Hot Line.

You can also visit the Doing What’s Right section of the Compliance and Ethics page on MySource for more information on reporting an issue or incident.

What happens when a concern is reported?

Q & A

Q: Can I report a concern
anonymously?

A: Yes, you can report your concern to the Ethics Help Line or Ethics Hot Line anonymously if you wish.

When you report a concern to the Ethics Help Line or Ethics Hot Line, your concerns will be taken seriously and investigated fully. Be prepared to give detailed information about your concern. You can choose to be anonymous if you want. Your confidentiality will be protected to the fullest extent possible and every effort will be made to quickly resolve your concern.

These reporting mechanisms are meant to be used only when you have a genuine concern that something is wrong. You will not be provided protection for your own misconduct just because you filed a report or if you knowingly give a false report.

Zero tolerance for retaliation

Anyone who reports a concern or reports misconduct in good faith, and with the reasonable belief that the information is true, is demonstrating a commitment to our values and following our Code of Conduct. The company has zero tolerance for acts of retaliation. Zero means zero. No one has the authority to justify an act of retaliation. Any employee who engages in retaliation will be subject to disciplinary action, which may include dismissal.

Cooperating with an investigation

You’re expected to cooperate with any investigation into alleged violations of our Code of Conduct, laws, regulations, policies or procedures, and are expected to be truthful and forthcoming during any investigation. This includes situations where you are an involved party, a witness, or are asked to provide information as part of an investigation. Any attempt to withhold information, sabotage or otherwise interfere with an investigation may be subject to any level of disciplinary action up to and including dismissal.

Remember, investigations are confidential company matters. You are not allowed to discuss any aspect of an investigation, even the fact that an investigation is being conducted, with any person not authorized to know it, including your co-workers and managers, as well as people outside of the company.

Key Principle: Respecting Others

Mutual respect and professional treatment

One of our values is Teamwork and nothing damages a team more quickly than a lack of mutual respect. For our company to be successful, we all must work together toward common goals. Employees and managers share a mutual responsibility to keep one another informed of any information that may be important to job performance and to understanding the organization.  You’re expected to treat your fellow employees professionally — it’s what we owe each other in the workplace.

The company recognizes your right to form personal relationships with those you meet in the workplace; however, you’re expected to use good judgment to ensure your personal relationships do not negatively affect your job performance or interfere with your ability to supervise others.  Favoritism, open displays of affection and making business decisions based on emotions or personal relationships are inappropriate.

Situations that involve borrowing money, or making loans between employees, or between one employee and a family member of another employee must be avoided, unless it is of an incidental nature involving a minimal amount of money. Managers should be particularly sensitive to situations involving lending money to those who report to them and avoid these workplace situations.

(Reference: Loans from One Employee to Another)

Q & A

Q: I asked a question in a staff meeting and the response I received was offensive — several people laughed at me and I was mortified. What should I do?

A: The response you received was inappropriate. Healthy communication can only occur in environments where different opinions can be expressed and respectful debate occurs. It’s okay to disagree with a colleague. However, it must be done in a professional and respectful way. Talk to the person who made the remark. If you feel uncomfortable doing so, speak with your manager or Human Resources.

Similarly, gifts and entertainment between employees (including family members of another employee) can create conflicts. Company policy places limits on the amounts that are permissible and amounts above those established limits require approval via CODE RAP.

(Reference: Gifts and Entertainment from One Employee
to Another)

Managers must also be aware of situations where family members or close personal friends may also work at The Bank of New York Mellon.
The company prohibits any work situations where there is a direct reporting relationship between   family members. In addition, wherever possible, situations    should be avoided that involve    family members working in the    same business unit at the same location, or family members working in positions where they can jointly control or influence transactions.
Senior executives must be aware that there are restrictions on hiring family members. If you encounter such a situation or are aware of   one, you should contact Human Resources for guidance.

(Reference: Hiring and Continued Employment of Employees’ Relatives or Individuals Sharing Employees’ Household)

Harrassment-free environment

The Bank of New York Mellon will not tolerate any form of harassment or discrimination. Harassment can be verbal, physical or include visual images where the effect creates an offensive atmosphere. It can take many forms and includes jokes, slurs and offensive remarks, whether delivered verbally, graphically or in electronic media, including e-mail.

Harassment also includes disrespectful behavior or remarks that involve a person’s race, color, sex, age, sexual orientation, gender identity, religion, disability, national origin or any other legally protected status. Certain local laws or regulations may provide additional protection for employees, so check with Human Resources or the Legal department in your local area if you have questions.

Some countries have specific laws concerning sexual harassment that include:

•  Intentional or unintentional, unwelcome sexual advances with or without
   Touching

•  Coerced sexual acts

•  Requests or demands for sexual favors

•  Other verbal or physical conduct of a sexual nature

Our commitment to a harassment-free environment applies in all work-related settings and activities, whether on or off company premises, and extends to employees’ actions toward clients and vendors.

Harassment of any kind will not be tolerated in the workplace.

Q & A

Q: A colleague makes comments about my appearance that make me feel uncomfortable. I’ve told my colleague that I don’t like these comments, but they continue and I’m told I’m too sensitive. What am I supposed to do?

A: You should talk to your manager and ask for help. If you do not feel comfortable talking to your manager, talk to Human Resources or call the Ethics Help Line or Ethics Hot Line.

Safety and security

The Bank of New York Mellon is committed to establishing and maintaining safe and healthy
working conditions at all locations and to complying with laws that pertain to employee workplace safety. Listed below are some of the principles of maintaining a safe and secure workplace:

•You must contribute to
maintaining a workplace free from aggression. Threats, intimidating behavior or any acts of violence will not be tolerated.

•You may not use, possess, sell or transfer illegal drugs on company property. In addition, you won’t be permitted to work if you’re
using illegal drugs or impaired by alcohol.

•You may not bring weapons onto company property. This includes weapons used for sporting purposes or otherwise legal to possess. Weapons of any kind
have no place in the work
environment.

•You should be alert to
individuals who are on company premises without proper autho-
rization. Make sure you observe
all physical access rules in your location and report incidents of unauthorized entry to your
manager or to security personnel.

(Reference: Company Identifica-
tion Card Issuance; Display and Use
of Company Identification)

Q & A

Q: I have reason to believe that a
colleague is coming to the office
intoxicated. What should I do?

A: You should notify your manager
immediately. If you’re uncomfortable
discussing this with your manager,
contact Human Resources.

Managers’ responsibilities

As part of a worldwide financial services organization, managers have a special responsibility to demonstrate our values through their actions. Managers must foster an environment of integrity, honesty and respect. This includes
creating a work environment that is
free from discrimination, harassment, intimidation or bullying of any kind.
This type of behavior will not be
tolerated and is inconsistent with our values and the Code of Conduct.

Managers also must ensure that all aspects of the employment relationship are free from bias and that decisions are based upon individual performance and merit.

Key Principle: Avoiding Conflicts

Overview

The way we conduct our daily business dealings with clients, suppliers, vendors and competitors determines our reputation in the marketplace far more than any other actions we take. Each one of us contributes to The Bank of New York Mellon’s reputation. You’re expected always to act in a way that reflects our commitment to integrity and responsible business behavior.

A conflict of interest is any situation where your interests and the company’s interests are, or appear to be, in opposition. When you’re in such a situation, it’s difficult to objectively fulfill your job duties and your loyalty to the company may be compromised — or appear to be compromised. Every business decision you make should be in the best interests of the company and not for your own personal gain or benefit. So, you may not engage in any activity that creates, or even appears to create, a conflict of interest between you and The Bank of New York Mellon. You should not take any business action, including any loan or guarantee, for your personal benefit, or to benefit a relative or close friend at the expense of the company’s best interests.

If you believe you have a conflict of interest, or may be perceived to have such a conflict, you must disclose this to your Compliance Officer or to the Ethics Office. You’re expected to cooperate fully with all efforts to resolve any such conflict. The routine activities on the following pages can give rise to an actual or perceived conflict of interest.

(Reference: Conflicts of Interest)

Gifts and entertainment

Our clients, suppliers and vendors are vital to The Bank of New York Mellon’s success. That’s why it’s imperative that these relationships remain objective and fair. While business gifts and entertainment can be important to building goodwill, they can also affect the relationship if your ability to exercise sound business judgment becomes blurred. To prevent misunderstandings, it’s recommended that, at the beginning of the business relationship, you discuss with your clients, suppliers and vendors what is permissible under our Code.

Fundamentally, interactions with existing or prospective clients, suppliers and vendors are business relationships that should be treated accordingly. The inappropriate giving or receiving of gifts and entertainment can erode the distinction between a business and a personal relationship. An appropriate benchmark is whether public disclosure of any gift or entertainment you accept or give would embarrass you or damage The Bank of New York
Mellon’s reputation.

If your judgment begins to be
influenced inappropriately by a close relationship with a client, supplier or vendor, then you have crossed the line and you should remove yourself from that relationship.

Q & A

Q: My line of business is considering asking a local vendor that we use from time to time to donate small gifts to a local charity. Since we’re not getting anything of value, can we assume this is allowable?

A: No. This is inappropriate. Asking vendors or suppliers to donate gifts, even if nominal in amount and for a charitable purpose, gives the impression that they must honor our request to continue doing business with the company.

The basic principle is that no gift
or entertainment may be accepted or provided if it obligates you, or appears to obligate you, to the individual receiving or giving the gift or
entertainment. Gifts and entertainment should be defined in the broadest sense to include money, securities, business opportunities, goods, services, discounts on goods or services, entertainment, food, drink and any similar items.

In addition to the rules noted on the next page that apply across the company, certain lines of business may have more restrictive rules and requirements. You are expected to know and follow the more rigorous standards that may apply to your job or your location.

The following are NOT allowed, regardless of the value:

•  Accepting or giving anything as a “quid pro quo”, that is for doing something in return for the gift or entertainment,

•  cepting or giving cash or cash equivalents (e.g., checks, cash convertible gift certificates or cards, securities and loans),

•  Accepting or giving a gift or entertainment that violates any law or regulation or brings harm to The Bank of New York Mellon’s reputation,

•  Accepting or giving anything that could be viewed as a bribe, payoff or improper influence,

•  Accepting or giving a gift or entertainment that violates any standard of conduct for your profession, especially if you hold a license or a certification,

•  Using your position in any way to obtain anything of value from prospective or existing clients, suppliers, vendors or persons to whom you refer business,

•  Providing entertainment that is lavish or too frequent for an existing or prospective client, vendor or supplier,

•  Participating in any entertainment that is inappropriate, sexually oriented or inconsistent with ethical business practices,

•  Accepting gifts or entertainment from, or giving them to, any vendor or supplier during the selection or sourcing process, whether or not you are the primary relationship manager or involved directly in the negotiation to secure the products or services,

•  Participating in any action that would cause the other person to violate their own company’s standards for gifts and entertainment, and

•  Providing gifts or entertainment to an existing or prospective client, supplier or vendor not recorded properly in the company books and records.

Q & A

Q: I am vacationing in the Caribbean and my client has a home on the island that I’m visiting. She’s been asking me to stay in her home. I’ll make sure we discuss business and I may even be able to get some business referrals from her friends. There won’t be any expense to The Bank of New York Mellon. Can I stay in the client’s home?

A: No. Staying in a client’s home is inappropriate. Your client is a business associate, not a personal friend. This type of entertainment could be viewed as improper and could bring harm to the company’s reputation if disclosed to the public. The fact that the company is not paying for any expenses is not relevant. You should thank the client for the kind suggestion, explain our policy and politely decline the offer.

The following require express pre-approval or reporting via CODE RAP before you proceed. Approval is required whether you’re the recipient of the gift or entertainment, or you’re providing such to a client, vendor or supplier:

•  Accepting a gift or bequest under a will or trust document of a client  of The Bank of New York Mellon, regardless of the amount,

•  Attending special, high-profile events, such as World Cup matches or Super Bowl games, regardless of the stated amount on the tickets,

•  Giving or receiving any gift or entertainment that exceeds    amounts permissible in company policy entertainment includes meals, refreshments or other accommodations, but should only be considered business entertainment if given in connection with a legitimate business meeting), and

•  Giving gifts or entertainment to any US government official (federal, state and local)
– The laws surrounding gifts or entertainment to government officials are complex, so you should ask your manager for assistance or contact the Government Contracting Unit of Compliance with questions.

The following are usually acceptable, but you should raise questions if you’re in doubt:

•  Gifts based upon obvious family    or long-standing, personal relationships (such as those between you and your parents, children, spouse or a childhood friend), where the circumstances make it clear that  those relationships are the motivating factor for the gift, rather than the business relationship,

Q & A

Q: I’m worried about the impression my office is giving to the community. We host what I consider to be lavish parties for prospective clients and some people seem to be constantly “entertaining” clients. Should I be worried?

A: It depends. It could be that your colleagues are engaging in legitimate business entertainment. It’s possible that the entertainment complies with the Code of Conduct and company policies, and you may not have all the facts. You should talk to your manager or the next level of management about your concern. If you’re uncomfortable doing this or you get an unsatisfactory answer, contact the Ethics Help Line or the Ethics Hot Line to report your concern.

•  Gifts of a nominal value (under $100 US or local equivalent), but only if the gift is given in connection with a commonly recognized event or occasion (e.g., holiday, job event such as a promotion or retirement, life event such as a wedding, or a business event such as a conference, sports or cultural event). Even in these situations, you must report the gift or entertainment to your direct manager,

•  Promotional items of a nominal value, such as pens, calendars, paperweights,

•  Items with little intrinsic value, such as plaques, certificates and trophies recognizing service and accomplishments for civic, charitable, educational or religious organizations,

•  Discounts or rebates on merchandise or services that do not exceed those available to the general public or available to you as an employee of the company, and

•  Loans from other financial institutions, so long as they are on customary terms for legally permissible purposes.

If you receive a gift not in compliance with these requirements, you must immediately return the gift to the sender. If appropriate, you should send a letter explaining the company’s policy or your business line’s policies.

(Reference: Policy on Gifts, Entertainment, and Other Payments)

Outside employment and business dealings

Certain types of outside employment or business dealings may cause a conflict of interest or the appearance of a conflict. It’s your responsibility to recognize these situations. Any activity that diminishes your ability to perform your job duties objectively, benefits you at the expense of The Bank of New York Mellon, competes with any business or service provided by the company, or has the potential to damage our reputation will not be permitted.

Certain types of outside employment or business dealings may not be accepted while employed by The Bank of New York Mellon, including:

•  Employment or association with companies or organizations that prepare, audit or certify statements or documents pertinent to the company’s business,

•  Employment with clients, competitors, vendors or suppliers that you deal with in the normal course of your job duties, and

•  Any business relationship with a client, prospect, supplier, vendor or agent of the company (other than normal consumer transactions conducted through ordinary retail sources).

 Q & A
Q: A colleague of mine works part-time for a company that provides office supplies, such as paper and pens, to The Bank of New York Mellon. Should I be concerned that his outside employment could be a conflict?

A: It does not seem likely this would be a conflict, so long as your colleague is not involved in the decision making process to purchase supplies from the outside company or approve invoices or payments to the supplier. If you’re concerned, you may want to talk with your manager. In addition, you can always contact your Compliance Officer or the Ethics Office for guidance.

Certain types of outside employment and business dealings require approval from the company before acceptance. You must seek approval via CODE RAP. Depending upon your job duties or other regulatory requirements, your request may be denied or limits may be placed upon your activities. The following positions require approval:

•  Employment involving the use of a
   professional license even if that license
   is not required for you to perform your
   current duties (e.g., FINRA, real estate,
   insurance, certified accountant and
   attorney),

•  Employment involving providing tax
   advice or tax return preparation,

•  Any type of employment in the financial
   services industry,

•  Employment that could compete with
   the company or divert business
   opportunities in any way,

•  Any position that is similar in nature to
   your present job duties and involves a
   “knowledge transfer” to the
   other organization,

•  Jobs that adversely affect the quality of
   your work, distract your attention from
   your job duties or otherwise influence
   your judgment when acting on behalf of
   the company,

•  Employment of any kind that would
   negatively impact the company’s
   financial or professional reputation, and

•  Serving as an expert witness, industry
   arbitrator or other similar litigation
   support that is unrelated to The Bank of
   New York Mellon, as these activities
   generally take a significant amount of
   time and have the potential to create
   conflicts of interest (e.g., taking a
   position that is contrary to company
   policies or procedures or otherwise
   conflicts with the interests of our    clients).

Even if your outside employment is approved or permissible under the Code, you may not solicit employees, clients, vendors or suppliers, nor may you utilize the company’s name, time, property, supplies or equipment. All approvals granted for outside employment expire after one year. Annual re-approval via CODE RAP is required since facts and circumstances may change.

(Reference: Outside Affiliations, Outside Employment, and Certain Outside Compensation Issues)

Outside service as a director, officer or general partner

You must obtain prior approval before you serve as a board member, officer or general partner of the following:

•  All for-profit companies, and
•  Non-profit entities, where any of the following circumstances exist:
– There is a client, business or financial relationship between the entity and
   The Bank of New York Mellon, including receiving charitable contributions, grants or foundation money.
– The entity is a trade or industry organization (e.g., Financial Industry
   Regulatory Authority or the Chartered Financial Analyst Institute).
– You receive any type of compensation (e.g., cash, securities, goods, services).
– The entity is any type of government agency or your position is considered to be a public official (whether elected or appointed).
– You have been asked by The Bank of New York Mellon to serve the organization.

You may not serve until you have full approval from The Bank of New York Mellon as required by policy and documented in CODE RAP. If you are compensated, you may be required to surrender the compensation if there is a potential conflict of interest or you’re serving the outside entity on behalf of The Bank of New York Mellon. Annual re-approval via CODE RAP is required as facts and circumstances may change, so you may not be given permission to serve every year.

Even if the service does not require approval, you must notify The Bank of New York Mellon of any anticipated negative publicity, and you must follow these guidelines while you serve:

•  Never attempt to influence or take part in votes or decisions that may lead to the use ofa Bank of New York Mellon product, service or other type of benefit
   to the company; the entity records must reflect that you abstained from such    a vote or discussion.

•  You must ensure the entity conducts its affairs lawfully, ethically, and in accordance with prudent management and financial practices. If you cannot, then you must resign.

(Reference: Outside Affiliations, Outside Employment, and Certain Outside Compensation Issues; Restrictions on Accepting Compensation When Serving as a Board Member or Senior Officer of an Outside Entity)

Q & A

Q: I’ve been asked to sit on the board of a local non-profit group. They use our Wealth Management group to manage their charitable giving program. I don’t have any business dealings with the non-profit group and don’t work in Wealth Management. Do I have to report this?

A: Yes. The non-profit entity is a client of The Bank of New York Mellon. It does not matter which line of business has the client relationship, or whether or not you have any business dealings with the group. You must submit a CODE RAP form and receive approval before you agree to serve.

Ownership of an outside
Business

If you own a business (either as a sole proprietor or partial owner), you must seek approval for this ownership via CODE RAP. You’ll be required to provide pertinent details, such as any relationship with The Bank of New York Mellon (including employees), any compensation/payment received, time required and potential conflicts of interest (actual or in appearance). Annual re-approval via CODE RAP is required as facts and circumstances may change.

(Reference: Outside Affiliations, Outside Employment, and Certain Outside Compensation Issues)

Fiduciary appointments

Fiduciary appointments are those where you act as an administrator, executor, guardian or custodian for a minor, trustee or managing agent. In general, you’re strongly discouraged from serving as a fiduciary unless you’re doing so for a family member or a long-standing, personal friend. Any request must be submitted through CODE RAP.

Even if you’re serving as a fiduciary for a family member or a long-standing, personal friend, you should be cautious if they are a company client or if you receive compensation for your service. Both of these situations require approval through CODE RAP. If there is a client relationship, there may be restrictions or controls placed on your service, or you may be denied the ability to serve in such a fiduciary capacity.

In all situations where you’re acting as a fiduciary, you must follow these guidelines:

•  Do not represent that you’re
   performing the same professional
   services that are performed by a
   bank, or that you have access to such
   services,

•  Do not accept a fee for acting as a co-
   fiduciary with a bank, unless you
   receive approval from the board of
   directors of that bank, and

•  Do not permit your appointment to
   interfere with the time and attention
   you devote to your Bank of New York
   Mellon job duties.

Personal investment decisions

Your personal investments, and those of certain family members, could lead to conflicts of interest. Therefore, you’re required to comply with the company’s Personal Securities Trading Policy, including adhering to the restrictions placed on trading in The Bank of New York Mellon securities and a strict prohibition against insider trading. Certain employees will have additional restrictions placed on their personal investments that may include reporting and pre-clearing various types of securities transactions. You must be familiar with the responsibilities that apply to your job and you’ll be expected to follow those rules.

In addition, if you have (or anyone who reports to you has) responsibility for a client, supplier or vendor relationship as part of your job duties, you must be cautious about potential investments in that business or its securities, particularly for privately held or thinly traded public companies and ensure your full compliance with the Personal Securities Trading Policy.

(Reference: Personal Securities Trading Policy)

Dealings with family and close personal friends

You should be particularly sensitive to business situations involving family members, household members or close personal friends. In general, a family member or close personal friend should not have any business dealings with you or with anyone who reports to you. This also includes situations where your family members or close personal friends provide an indirect service to a client for whom you have responsibility.

You must disclose any such situation to your manager and your Compliance Officer and cooperate with all efforts to resolve such conflicts.

Q & A

Q: A client of mine is considering hiring my wife as his accountant. I did not make the referral to my client. Is this okay?

A: This situation could cause a conflict of interest, and you should contact your manager and your Compliance Officer immediately. If your wife is acting as your client’s accountant, she may be relying upon information The Bank of New York Mellon provides on the client’s account. This is a situation that puts you in a potential conflict of interest, so you may be required to resign from the client’s account if he hires your wife.

Q: My son works for a consulting company that The Bank of New York Mellon routinely hires for software development. My job does not require that I interact with him and I have no influence or input over the decision to hire the consulting company. Is this okay?

A: It doesn’t appear that there are any conflicts of interest with your son working for the consulting company and your job at The Bank of New York Mellon. To be certain, discuss this matter with your manager or your Compliance Officer, so that you can be sure there are no conflicts with this situation.

Corporate opportunities

You owe a duty to The Bank of
New York Mellon to advance its
legitimate business interests when
the opportunity arises. You and your family members are prohibited from personally benefiting from opportunities discovered through the use of company property or information that you directly or indirectly obtained through your position at The Bank of New York Mellon.

Your actions must not compete in
any way with businesses the company
engages in, and you may neither ask for, nor accept, a business opportunity that may belong to The Bank of New York Mellon or could appear to belong to it.

You may not give legal, tax, investment or other professional advice to clients, prospects, vendors or suppliers of the company, unless this activity is part of your regular job responsibilities. You must also be cautious if clients, prospects, suppliers or other employees seek your guidance or your recommendation of a third party professional who provides these services, such as an attorney, accountant, insurance broker, stock broker, or real estate agent.

If you make such a recommendation, you must follow these requirements:

•  Provide several candidates and
   ensure you show no favoritism
   toward any of them

•  Disclose in writing that the
   recommendations are in no way
   sponsored or endorsed by the
   company

•  Do not accept any fee (now or in
   the future), nor may you expect
   any direct or indirect benefit (e.g.,
   more  business from a better
   relationship) from the
   recommendation

Key Principle: Conducting Business

Fair Competition and Anti-Trust

The Bank of New York Mellon is committed to fair dealing with our clients, suppliers, competitors and employees. The company is also committed to open competition as we believe this benefits our clients, the company and the community at large. We compete vigorously but only in full compliance with the laws and regulations of the numerous jurisdictions in which we do business, and in the spirit of honesty and integrity.

All Bank of New York Mellon entities must comply with the various “fair competition” and “fair dealing” laws that exist in many countries and “anti-trust” laws in the US. The general purpose of these laws is to protect the markets from anti-competitive activities. Some examples of such anti-competitive activities are those that involve entering into formal or informal agreements, whether written or oral, with competitors regarding:

•  Fixing prices or terms, or any information that impacts prices or terms,

•  Allocating markets, sales territories or clients, including sharing marketing plans or strategic documents,

•  Boycotting or refusing to deal with certain suppliers, vendors or clients
   (unless required by a law or governing body, such as the Office of Foreign
   Assets Control), and

•  Making the use of a product or service from a supplier or vendor conditional upon their use of our services or products.

The principles of fair dealing require us to deal fairly with our clients, suppliers, competitors and employees. Unfair advantage may not be taken through:

•  Manipulation,
•  Concealment,
•  Abuse of privileged information,
•  Misrepresentation of material facts, or
•  Any other unfair-dealing practices.

Q & A

Q: A close friend works for a competitor of The Bank of New York Mellon. We sometimes talk about the challenges we have in marketing certain products and bounce ideas off one another. Is this a problem?

A: Yes. You’re discussing confidential information that belongs to the company. You may also be violating anti-trust or anti-competitive laws. Do not talk about these types of matters with your friend, family members or anyone outside of the company.

The competition and anti-trust laws are many and complex, so if you have any question as to whether a particular activity is legal or in compliance with the spirit of these laws, you should contact a member of the Legal department. The following points reinforce the significance and complexity of these laws:

•  The laws can vary within the
   same country or organization. For
   example, several states within the
   US have fair competition laws, in
   addition to the federal anti-trust
   laws. Likewise, within the EU,
   individual countries may have
   laws that apply in addition to EU
   laws,

•  The laws of certain countries may
   apply to conduct that takes place
   outside of that country (e.g., the
   US and EU),

•  Violations of these laws typically
   carry harsh penalties. Most permit
   significant monetary penalties for
   both the company and the
   individual employee, and some
   permit convicted individuals to be
   imprisoned,

•  Meetings at professional gatherings,
   trade associations or conferences
   are particularly vulnerable to potential
   violations. If you’re involved in any
   discussion with a competitor that
   begins to suggest anti-competitive or
   anti-trust activity, or gives the
   appearance of this kind of activity, you
   must inform the competitor that the
   discussion must cease. If it does not,
   you must remove yourself from the
   group. Immediately report the incident
   to the Legal department to protect
   both you and the company, and

•  Many countries’ competition laws
   have provisions that make it illegal to
   monopolize or to abuse a dominant
   position in a market. You should check
   with the Legal department if you’re a
   senior manager of a business and
   have concern about these issues.

Complying with fair competition and anti-trust laws also means that you may not use information or materials that belong to our competitors. This includes using information that a former employee of a competitor may bring with them to The Bank of New York Mellon. We succeed in the marketplace based on our own merits and do not engage in corporate “espionage” or unethical means to gain advantage on the competition. You’re expected to comply fully with the letter and the spirit of all fair competition and anti-trust laws.

Anti-corruption and improper payments

Most countries in which we do business have laws that prohibit bribes to foreign governments and officials. In the US, there is the Foreign Corrupt Practices Act. The term “officials” can be applied broadly to include officials of political parties, political candidates, employees of governments and employees of government-owned business. You must follow these laws regardless of the line of business in which you work or your country of residence.

Any attempt to pay money or anything of value to influence the actions or decisions of such officials, including receiving special treatment for yourself (or your family members) or the company, may be considered a violation of law. Violation of these laws is a serious offense, with significant penalties for both you and the company. You’re required to comply with the following rules:

•  Do not give anything of value (including gifts) to a foreign official to obtain or retain business; this includes payments for the purpose of reducing taxes or custom fees,

•  Do not attempt to avoid laws by making payments through third parties: be cautious when selecting or dealing with agents or other third-party providers,

•  Never make any payment that you do not record on company books and records, or make misleading accounting entries,

•  Seek guidance when circumstances are unclear or you’re asked to make a payment that makes you uncomfortable, and

•  Report any observations of others engaging in any behavior that you believe is improper.

(Reference: Foreign Corrupt Practices Act Policy)

Combating financial crime and money laundering

Money laundering is the process by which individuals or entities attempt to conceal unlawful funds or otherwise make the source of the funds appear legitimate. As a member of the financial services community, you have a special obligation to support law enforcement throughout the world to combat various types of financial crime, such as attempts to launder money for criminal activity and finance terrorist operations. You’re expected to comply fully with all anti-money laundering laws and only conduct business with reputable clients involved in legitimate business activities that use funds derived from lawful purposes.

It is critical to the health of the
company that every employee
adheres to the company’s strict “know-your-customer” policies.
In addition to our global policies,
individual lines of business have
detailed policies and procedures
that address unique requirements and circumstances. You’re expected to know those procedures and follow them. Ask your manager for guidance. Knowing your customer means following established customer identification protocols for your business line, validating that the individual or
entity, and the source of their funds,
is legitimate.

Q & A

Q: A longtime client started a new company that purchases medical equipment for a facility in the Middle East. The payments are made via wire transfers from an account of another company she owns in the Cayman Islands. The bank account of the Cayman

A: Yes. Transferring funds to or from countries unrelated to the transaction, or transfers that are complex or illogical is a significant red flag. You’re obligated to file an Incident Report no later than 72 hours from the time you identify the activity as suspicious.

Failing to detect suspicious transactions or doing business with any person or entity involved in criminal or terrorist activities puts the company and you at serious risk. Accordingly, the company will not tolerate any circumstance where an individual or business unit circumvents anti-money laundering policies or procedures or fails to report suspicious activity. No amount of revenue and no client relationship are worth the risk of doing business with those involved in criminal or terrorist activity. If you suspect or detect any suspicious activity, you must file an Incident Report as soon as possible, and no later than 72 hours after detection. No manager or executive has the authority to suppress such reports.

(References: Global Anti-Money Laundering/Know-Your-Customer Policy; Anti-Money Laundering Training Policy; Policy on Identifying, Investigating, and Reporting Fraud, Money Laundering etc.)

Key Principle: Working with Governments

Your Obligations

The Bank of New York Mellon conducts business with national and local governments and with government-owned entities. While you must always follow the standard of Doing What’s Right with any client, you should be aware that there are special rules when doing business with a government. Some practices that are acceptable when a private company is your client, such as nominal gifts or entertainment, may cause problems, or in some cases be a violation of law, when working with governments.

If you’re involved in any part of the process of providing services to a government entity, you have a special obligation to follow the basic principles in this section of the Code. These principles also apply in circumstances where you may be supervising the work of third parties in support of a government client (e.g., consultants, contractors, temporary workers or suppliers).

If you’re a manager or recruiter who has responsibility for hiring decisions, you may have additional, unique requirements. For example, certain jurisdictions, such as the US, have laws concerning employment discussions and the hiring of former government officials and their family members or lobbyists. Check with your local Human Resources representative or the Legal department in such circumstances to be sure you’re following requirements of the law.

Q & A

Q: I have clients in a country where some businesses have been “nationalized” and are now owned and run by the state. Are the people I deal with in these circumstances considered to be officials of the government?

A: You should assume the answer is yes. The laws can be complicated, so contact the Legal department for guidance.

Q: I’m hosting a dinner for a few of the larger clients in my region. One of the clients I was going to invite is the representative for the account we manage for the State of New Jersey. Do I have to notify anyone?

A: Yes. You may not proceed until you’ve received approval via CODE RAP from the Government Contracting Unit of Compliance. New Jersey has one of the most restrictive rules regarding gifts and entertainment, so you may not be able to invite this client. Do not proceed until you’ve received approval.

Basic principles

•  Know the restrictions or limitations on
   presenting and receiving hospitality.
–Do not offer or accept gifts to or
   from representatives of
   governments that do not comply
   with company policies,
–Never accept or offer anything of
   value meant to induce or influence
   government employees or officials
   as this gives the appearance of a
   bribe, and
–Don’t “tip” government officials or
   offer “inducement” payments.

•  Observe a “higher standard of care.”
–Never destroy or steal government
   property,
–Don’t make false or fictitious
   statements, or represent that
   agreements have been met if they
   haven’t,
–Don’t deviate from contract
   requirements without prior approval
   from the government, and
–Never issue invoices or charges
   that are inaccurate, incorrect or
   unauthorized.

Key Principle: Working with Governments

•  Cooperate with government investigations and audits.
–Don’t avoid, contravene or otherwise
   interfere with any government
   investigation or audit, and
–Don’t destroy or alter any company
   documents (whether electronic or
   paper)in anticipation of a request for
   those documents from the
   government.

It’s important to note that in addition to the basic principles above, if your client is a US federal, state or local government, there are very specific legal requirements and company policies that you must follow. These obligations apply to all businesses that deal with US federal, state or local entities or officials, regardless of the location or the line of business providing the service, even in locations outside the US.

(References: Doing Business with the Government; Government Contracts; Obtaining Government Contracts; Delivery of Services to the Government; Gifts, Entertainment and Payments to the Government)

Key Principle: Protecting Assets

Protecting Assets

We ensure all entries made in the company's books and records are complete and accurate, and comply with established accounting and record-keeping procedures. We maintain confidentiality of all forms of data and information entrusted to us, and prevent the misuse of information belonging to the company or any client.

FINANCIAL INTEGRITY
ADDITIONAL STANDARDS FOR SENIOR FINANCIAL PROFESSIONALS
USE OF COMPANY ASSETS
PROTECTING CLIENT AND EMPLOYEE RECORDS AND OBSERVING OUR PRIVACY PRINCIPLES
RECORDS MANAGEMENT
USE OF COMPUTERS, SYSTEMS AND CORPORATE INFORMATION
INSIDE OR PROPRIETARY INFORMATION

Key Principle: Protecting Assets

Financial Integrity

The Bank of New York Mellon is committed to keeping honest, accurate and transparent books and records. You’re expected to follow established accounting and recordkeeping rules, and to measure and report financial performance honestly. Investors count on us to provide accurate information so they can make decisions about our company. All business records must be clear, truthful and accurate, and follow generally accepted accounting principles and laws.

You may not have any secret agreement or side arrangements with anyone — a client, another employee or their family member, or a supplier, vendor or agent of the company.

The financial condition of the company reflects records and accounting entries supported by virtually every employee. Business books and records also include documents many employees create, such as expense diaries and time sheets.

Falsifying any document can impact the financial condition of the company. As a public company, The Bank of New York Mellon is required to file reports with government agencies and make certain public statements. Many people and entities use these statements, including:

•  Accountants — to calculate taxes and other government fees,
•  Investors — to make decisions about buying or selling our securities, and
•  Regulatory agencies — to monitor and enforce our compliance with government regulations.

You’re expected to maintain accurate and complete records at all times. Financial integrity is fundamental to our success, and falsification or misrepresentation of any company books, records or reports will not be tolerated.

Q & A

Q: I think a co-worker is submitting reports that indicate she worked overtime that she did not actually work. I don’t want to get anyone in trouble, so what should I do?

A: Reporting hours not worked is a form of theft. This is a serious issue and may be a violation of law. You must report your concern to your manager or Human Resources. If you’re uncomfortable raising this issue with your manager, file an Incident Report or contact the Ethics Help Line or the Ethics Hot Line to report your concern.

Additional Standards for
Senior Financial Professionals

If you’re responsible for the accuracy of the company’s financial filings with regulators, you have a higher duty to ensure your behavior follows the most stringent standards of personal and professional conduct. This includes the Chief Executive Officer, President, Chief Financial Officer, Company Controller, and such other individuals as determined by the General Counsel. Individuals in this group must adhere to the following additional standards:

•  Disclose to the General Counsel and Chief
   Compliance and Ethics Officer any
   Material transaction or relationship that
   could reasonably be expected to be a
   conflict of interest,

•  Provide stakeholders with information that
   isaccurate, complete, objective, fair,
   relevant, timely and understandable,
   including information in filings and
   submissions to the US Securities and
   Exchange Commission and other
   regulatory bodies,

•  Act in good faith, responsibly, with due
   care, competence and diligence, without
   misrepresenting material facts or allowing
   your independent judgment to be
   compromised,

•  Never mislead or improperly influence any
   authorized audit or interfere with any
   auditor engaged in the performance of an
   internal or independent review of the
   company’s system of internal controls,
   financial statements or accounting books
   and records, and

•  Promptly report any possible violation of
   the company’s Code of Conduct to the
   General Counsel and Chief Compliance
   and Ethics Officer.

        Use of Company Assets

Company assets include, but are not limited to, company funds, equipment, facilities, supplies, postal and electronic mail, and any type of company-owned information. It also includes your time and the time of those with whom you work — you’re expected to use your time at work responsibly. Company assets are to be used for legitimate business purposes and not for your personal gain. You’re expected to use good judgment to ensure that assets are not misused or wasted.

The company’s name and brand is a vital asset. That means you should not imply, directly or indirectly, any company sponsorship, unless you have prior and proper approval. This includes refraining from using the company’s name to endorse a client, supplier, vendor or any third party without the approval of Corporate Marketing. You may not proceed with any such use of the company’s name or endorsement without first receiving approval through CODE RAP.

(Reference: Use of the Company’s Name in Advertising or Endorsements of Customers and Others)

Careless, wasteful, inefficient or inappropriate use of any company assets is irresponsible and inconsistent with our Code of Conduct. Any type of theft, fraud or embezzlement will not be tolerated.

Protecting client and employee records and observing our privacy principles

The company is responsible for ensuring the privacy, confidentiality and controlled access to all client and employee information. All of our stakeholders expect us to collect, maintain, use, disseminate and dispose of information only as necessary to carry out responsibilities or as authorized by law.

Nearly every employee in the company has access to private information, so you’re expected to adhere to the following key principles concerning privacy:

•  Collection of client and employee information must be controlled. This means that the collection of such information must be permitted under law and only for a legitimate business purpose.

•  Storage and transport of all forms of collected client and employee information must be controlled and safeguarded. This means that information collected must be maintained in a secured environment, transported by approved vendors and access provided only to those who need to view the information to perform their job duties.

•  Use of client and employee information must be controlled. If the law or company policy provides that the client or employee be given a right to “opt-out” of certain uses of information, then you must respect that right.

•  Disposal of client and employee information must be controlled. You should only retain information for the time period necessary to deliver the service or product and in compliance with applicable retention periods.
   When it’s necessary to dispose of information (regardless of the media on which the information is stored) you must do so in a manner appropriate to the sensitivity of the information.

•  Any compromise of client or employee information must be reported. If you’re aware of or suspect that client or employee information has been lost, stolen, missing, misplaced or misdirected, or that there’s been unauthorized access to information, you must immediately report the matter through the company’s incident reporting process.

Know how to protect records and make sure to follow company policies at all times. The loss of any protected data can be extremely harmful to the company financially and damage our reputation.

(Reference: Information Privacy Policy, Corporate Information Protection Policy)

Q & A

Q: As part of my group’s job duties, we’re able to view the accounts of wealthy clients. I overheard one of my colleagues talking to his brother on the phone about the balance in a client’s account that happens to be a very prominent sports figure. I don’t think this is right, but what should I do?

A: You’re correct in being concerned. Your colleague had no right to disclose personal information about a client to anyone who has no legitimate business need for the information. File an Incident Report or contact the Ethics Help Line or the Ethics Hot Line to report your concern.

Records management

You must follow company and local policies for
retention, management and destruction of records. If there’s an investigation, or if litigation is pending or anticipated, certain records may need to be retained beyond established destruction periods. In most cases you’ll be notified of the need to retain documents by the Legal department, if appropriate.

Records should be defined in the broadest sense — meaning that they include any information created or received that has been recorded on any medium or captured in reproducible form. Records also include any document that is intentionally retained and managed as final evidence of a business unit’s activities, events or transactions, or for operational, legal, regulatory or historical purposes.

The media and formats of records take many forms, including:

•  Papers, e-mails, instant messages, other
   electronically maintained documents,

•  Microfilms, photographs and reproductions,

•  Voice, text and audio tapes,

•  Magnetic tapes, floppy and hard disks,
   Optical disks and drawings, and

•  Any other media, regardless of physical form
   or characteristics that have been made or
   received in the transaction of business
   activities.

(Reference: Records Management Program)

Use of computers, systems and
corporate information

As an employee, you have access to the company’s computers, systems and corporate information to do your job. This access means you also have the obligation to use these systems responsibly and follow company policies to protect information and systems.

Electronic systems include, but are not limited to:

•  Personal computers (including e-mail
   and instant messages) and computer
   networks,

•  Telephones, cell phones, voice mail,
   pagers and fax machines, and

•  Other communication devices, such as
   PDAs (e.g., Blackberry or Palm Pilot).

Never send sensitive or confidential data over the Internet or over phone systems without following established company policies to protect such information.

You should have no expectation of privacy when you use these systems. You’re given access only to conduct legitimate company business and you’re expected to use them in a professional and responsible manner. The company reserves the right to intercept, monitor and record your communication on these systems in accordance with the law.

You’re expected to protect the security of these systems and follow company policies concerning access and proper use (such as maintaining passwords). In rare cases, where there is a necessary and legitimate business reason, you may disclose your password to another employee who has the right to access the information associated with your password; however, you must file a CODE RAP report immediately and observe all necessary steps to restore the confidentiality of your password.

You’re permitted to use the company’s systems, but only if you follow these rules:

•  Messages you create should be professional and appropriate for business communication, including those created via e-mail or instant messaging.

•  Never engage in communication that may be considered offensive, derogatory, obscene, vulgar, harassing or threatening (e.g., inappropriate jokes, sexual comments or images, comments that may offend, including those based upon gender, race, age, religious belief, sexual orientation, gender identity, disability or any other basis defined by law).

•  Do not distribute copyrighted or licensed materials improperly.

•  Do not transmit chain letters, advertisements or solicitations (unless they’re specifically authorized by the company).

•  Never view or download inappropriate materials.

The occasional use of company systems for personal purposes is acceptable, but you’re expected to use good judgment. Keep personal use to a minimum. Personal use of these systems is a privilege, not a right. Use them wisely and in a manner that would not damage the company’s reputation.

(References: Electronic Mail Policy; Corporate Information Protection Policy)

Q & A

Q: My co-worker sometimes sends sensitive client data via the Internet to a vendor we use to help solve problems. I’m concerned because I don’t think this information is protected properly. He says it’s okay because the vendor is authorized to receive the data and the problems that need to be resolved are time-sensitive. Should I be worried?

A: Yes. This is a serious matter, and you must talk to your manager immediately. Your co-worker could be putting clients and The Bank of New York Mellon at great risk. If you don’t raise your concern, you may be as responsible as your co-worker for violating company policies. If you’re uncomfortable raising this issue with your manager, file an Incident Report or contact the Ethics Help Line or the Ethics Hot Line to report your concern.

Inside or propriety information

As an employee, you may have knowledge about the company’s businesses or possess confidential information about the private or business affairs of our existing, prospective or former clients, suppliers, vendors and employees. You should assume all such information is confidential and privileged and hold it in the strictest confidence. Confidential information includes all non-public information that may be of use to competitors, or harmful to the company or its clients, if disclosed.

It is never appropriate to use such information for personal gain or pass it on to anyone outside the company who is not expressly authorized to receive such information. Other employees who do not need the information to perform their job duties do not have a right to it. You’re expected to protect all such information and failure to do so will not be tolerated.

If you’re uncertain about whether you have inside or proprietary information, you should treat the information as if it were and check with your manager or a representative from the Legal department. The following list contains examples of “inside” or “proprietary” information.

Inside information

Inside information is material non-public information relating to any company, including The Bank of New York Mellon, whose securities trade in a public market. information is deemed to be material if a reasonable investor would likely consider it important when deciding to buy or sell securities of the company, or if the information would influence the market price of those securities.

Q & A

Q: I discovered that an investor in one of our funds has requested to withdraw a significant amount of money from the fund. I manage a client’s money and he has an investment in the same fund. To protect my client’s interest, I want to pull his money out of the fund because its performance will likely drop. Even though the withdrawal is not yet known by the public, is this okay because I have a fiduciary duty to my client and I’m not benefiting personally by trading on behalf of my client?

A: No. You’re in possession of material non-public information and you may not trade the securities of that fund. Your duty to comply with securities laws supersedes any duty you have to your client. You should immediately contact the Legal department to discuss this situation.

If you’re in possession of material non-public information about The Bank of New York Mellon or any other company, you may not trade the securities of that company for yourself or for others, including clients. Nearly all countries and jurisdictions have strict securities laws that make you, the company and any person with whom you share the information, legally responsible for misusing inside information. The company’s Securities Firewalls Policy provides instructions on the proper handling of inside information and the company will not tolerate any violation of this policy. Certain employees have significant restrictions placed on their trading in The Bank of New York Mellon securities or the securities of other companies. You must know the restrictions relative to your job and follow company policies and applicable securities laws.

Proprietary information

Proprietary information includes business plans, client lists (prospective and existing), marketing strategies and any method of doing business. Examples include the company’s product development plans, pricing plans, analytical models or methods, computer software, source codes, databases and any related documentation.

Proprietary information also includes business contracts, invoices, statements of work, requests for investment or proposal, and other similar documents. Any information related to a client, supplier or vendor financial information (including internal assessments of such), or credit ratings or opinions is considered proprietary. You should also assume all information related to client trades, non-public portfolio holdings and research reports are proprietary.

Company-produced policies, procedures or other similar work materials are proprietary. The same is true regarding reports or communications issued by internal auditors, external regulators or accountants, consultants or any other third-party agent or examiner.

(References: Securities Firewalls, Personal Securities Trading Policy)

Key Principle: **Supporting our Communities**

Supporting our Communities

We take an active part in our communities around the world, both as individuals and as a company. Our long-term success is linked to the strength of the global economy and the strength of our industry. We are honest, fair and transparent in every way we interact with our communities and the public at large.

POLITICAL ACTIVITIES
INVESTOR AND MEDIA RELATIONS
CHARITABLE CONTRIBUTIONS AND CORPORATE SPONSORSHIP
PARTICIPATING IN TRADE ASSOCIATIONS, CONFERENCES AND SPEAKING ENGAGEMENTS

Key Principle: Supporting our Communities

Political Activities

Personal Political Activity

The Bank of New York Mellon encourages you to keep informed of political issues and candidates and to take an active interest in political affairs. However, if you do participate in any political activity, you must follow these rules:

•  Never act as a representative of the company unless you have written permission from the Chief Executive Officer, the General Counsel, and the Chief Compliance and Ethics Officer of the company.

•  Your activities should be on your own time, with your own resources.
   You may not use company time, equipment, facilities, supplies, clerical support, advertising or any other company resources.

•  You may not use company funds for any political activity, and you will not be reimbursed or compensated in any way for a political contribution.

•  Your political activities may not affect your objectivity or ability to perform your job duties.

•  You may not solicit the participation of employees, clients, suppliers, vendors or any other party with whom the company does business.

Lobbying

Lobbying is generally defined as any activity that attempts to influence the passage or defeat of legislation. Lobbying activities are broad and may cover certain “grass roots” activities where groups of people, such as company employees, are contacted to encourage them to call public officials for the purpose of influencing legislation. Lobbying is prevalent in the US and is gaining influence within the EU and other locations.

If you are engaged in lobbying, there may be disclosure requirements and restrictions on certain activities. If your job duties include any of the following activities, you must contact Corporate Affairs or the Legal department for guidance:

•  Government contract sales or marketing

•  Efforts to influence legislation or administrative actions, such as accompanying trade associations in meetings with government officials concerning legislation

•  Meeting with legislators, regulators or their staffs regarding legislation

Lobbying does not include situations where a government agency is seeking public comment on proposed regulations.

(Reference: Procurement Lobbying)

Q& A

Q: An outside attorney with whom I work from time to time on company business cannot attend an exclusive fundraiser for a high-level political candidate. He offered me his ticket. The event is to be held at a very wealthy person’s home in my community and this will be a great way to solicit business. The company is not paying for the ticket and the fundraiser will be on my own time. May I attend?

A: Only if you have the written approval of the Chief Executive Officer, the General Counsel and the Chief Compliance and Ethics Officer. Your attendance at this event is indirectly related to your job and may give the appearance that you’re acting as a representative of the company or that the company sponsors the political candidate. It does not matter that The Bank of New York Mellon did not purchase the event ticket or that you’re going on your own time. To the public, your attendance is connected to the company. So you may not go without obtaining proper authorization prior to the event.

Corporate political activities

The laws of many countries, including the US, set strict limits on political contributions made by corporations. Contributions are defined broadly to include any form of money, purchase of tickets, use of company personnel or facilities, or payment for services. The Bank of New York Mellon will make contributions only as permissible by law, such as those through company-approved political action committees.

Investor and media relations

Investor Relations

All contacts with institutional shareholders or securities analysts about the company must be made through the Investor Relations group of the Finance department. You must not hold informal or formal discussions with such individuals or groups, unless you are specifically authorized to do so. Even if you are authorized, you cannot provide special access or treatment to shareholders or analysts.
All investors must have equal access to honest and accurate information.

     Media relations

     Corporate Communications must approve all contacts with the media, including speeches, testimonials or other public statements made on behalf of the company or about its business. You may not respond to any request for interviews, comments or information from any television channel, radio station, newspaper, magazine or trade publication, either on or off the record, unless you have express authorization from Corporate Communications.

     If you are contacted or interviewed about matters unrelated to your job or to the company, you may not identify The Bank of New York Mellon as your employer, and you may not make comments about The Bank of New York Mellon.

     (Reference: Inquiries from the Media, Financial Analysts, and Securities Holders; Use of the Company’s Name in Advertising or Endorsements of Customers and Other

Q & A

Q: I have been asked to provide a statement about The Bank of New York Mellon’s experience with a vendor’s product that we use. The vendor wants to use my quote on their website or in other marketing materials. Is this okay?

A: It depends. Before agreeing to any such arrangement, you should contact Corporate Communications. The Bank of New York Mellon carefully protects its reputation by being highly selective in providing such endorsements. Do not proceed until you have the approval of your manager and Corporate Communications.

Charitable contributions and corporate sponsorship
The company encourages you to take part in charitable, educational, fraternal or other civic affairs, as long as you follow these basic rules:

•  Your activities may not interfere or in any way conflict with your job duties or with company business.

•  You may not make any gifts or contributions to charities or other entities in the name of, or on behalf of, the company.

•  You may not imply the company’s sponsorship for or support of any outside event or organization without the approval of the most senior executive of your line of business.

•  You may not use your position for the purpose of soliciting business or contributions for any other entity.

•  You must be cautious in the use of company letterhead, facilities or even your business card so that there is no implied or presumed corporate support for non-company business.

From time to time the company may agree to sponsor certain charitable events. In these situations, it may be proper to use company letterhead, facilities or other resources (such as employees’ time or company funds). Ask your manager if you’re unclear whether or not the event in question is considered to be company sponsored.

(Reference: Use of the Company’s Name in Advertising or Endorsements of Customers and Others)

Participating in trade associations, conferences and
speaking engagements

You may participate in trade association meetings and conferences.
However, you must be mindful that these situations often include contact with competitors. You must follow the rules related to fair competition and anti-trust referenced in this Code and company policies.

In addition, meetings where a client, vendor or supplier pays for your attendance should be rare and only occur when it is legally allowed, in compliance with company policy and pre-approval has been obtained via CODE RAP.

Neither you nor any member of your immediate family may accept compensation for a speaking engagement or writing services on behalf of The Bank of New York Mellon when employed by the company. However, a nominal non-cash honorarium may be accepted in such circumstances. Remember, any materials you may use at such an event must not contain any confidential or proprietary information. The materials must be approved by your manager and the Legal department.

(Reference: Outside Affiliations, Outside Employment, and Certain
Outside Compensation Issues)

Additional Help

This section contains additional questions and answers about the requirements of our Code. Remember, ignorance or a lack of understanding is not an excuse for violating the Code. The company has established many resources to help deal with questions you may have regarding compliance with the Code. You're expected to take advantage of these resources.

Q: A friend of mine is running for political office and I would like to help her out with her campaign. Can I do this?

A: Yes. Your personal support is your personal business. Just make sure that you do not use company assets, including company time or its name to advance the campaign.

Q: I was leaving the office and a journalist asked me if I could answer a few questions. I told him no and left the car park, but I felt bad about not talking to him. Should I have answered his questions?

A: Not at that time. You did the right thing by saying no. You should contact Corporate Communications and tell them of the request. They will determine whether it will be all right for you to talk to the media. If you receive a future request, suggest the journalist contact Corporate Communications directly.

Q: I am running for the local school board and I want to use the office copier to make copies of my campaign flyer. Is that okay?

A: No. Company property and equipment may not be used for a political purpose without authorization from Corporate Affairs. Running for any public office is considered to be a political purpose. Accepting any political appointment or running for office requires approval via CODE RAP.

Q: To thank a client of mine, I want to give him tickets to attend a local football match. He mentioned that his company does not permit this type of entertainment, but I know he would love to go to the match. If he doesn't care about his own company's policy, can I give him the tickets?

A: No. If you know that giving him the tickets will violate his own company's policy, do not give the gift. Just as we want clients to respect our limits on gifts, we must do the same.

Q: One of the vendors we're considering for an assignment offered to take me to a local golf course to play a round and have dinner. He wants to talk about his company's proposal so that we can make a more informed decision. We'll be talking about business, and there won't be much money spent on a round of golf and a modest dinner. Is this okay?

A: No. You're evaluating vendors to provide a service. It's always inappropriate to receive or give entertainment when the company is in the middle of a selection process.

Q: One of my vendors offered to send me to a conference at no cost to The Bank of New York Mellon. Can I accept the invitation?

A: No. Accepting a free trip from a vendor is never permissible. If you're interested in attending the conference, speak to your manager. Most costs associated with your attendance at the conference must be paid by your department. You'll be required to file a CODE RAP form if your manager agrees it's appropriate to attend the conference and you're requesting permission to permit the vendor to pay for part of your conference attendance.

Q: We're entitled to a large payment from a government client if we certify that we've met all service level agreements on time. We're not sure whether a few very minor items have been completed, but they're not that important to the service. It's close to the end of the quarter and we'd like to realize the payment. Is it okay to send the invoice and certify that the agreements have all been met now?

A: No. You cannot submit the invoice and certification until you're certain that all requirements of the agreement have been met. Submission of an incorrect certification could subject the company, and you, to criminal penalties, so it is vitally important that any certification submitted to the government be completely accurate.

Q: A colleague called while on vacation requesting that I check her e-mail to see if she received an item she was expecting. She gave me her logon identification and password, requesting that I call her back with the information. Can I do this?

A: No. Passwords and other login credentials must be kept confidential and cannot be used by, or shared with, fellow employees. In rare instances when there is a business need that requires you to share your password, you're required to file a CODE RAP form immediately afterward.

Q: I would like to take a part-time job working for my brother's recycling business. His business has no relationship with the company and the work I'll be doing for him is not at all similar to what I do in my job here at the company. Can I do this and do I have to file any forms?

A: Yes you may, as long as the time you spend there does not interfere with your job at the company and you don't use any company equipment or supplies. You don't need to file a CODE RAP form, since you're not the sole proprietor or partial owner of the business. However, if you work in certain lines of business (such as a broker dealer), you may need to notify Compliance. Check with your manager or Compliance officer if you're uncertain.

Q: I observed a colleague in our supply area filling up a box full of pens, paper and other items. I asked her what she was doing, and she told me that her son's school was short on supplies, so she was trying to help out. She said our company can afford the supplies more than her son's school and that it was the right thing to do. I am friendly with my colleague and I don't want to get her in trouble. What should I do?

A: Your colleague is stealing from the company and you must file an Incident Report. The supplies purchased by our company are to be used for business needs only. Your colleague had no right to take these supplies for any purpose, even if it seems like a good cause.

Remember

All Bank of New York Mellon employees are expected to follow the Code of Conduct, even if they disagree with its contents.

If faced with a situation in which you're unsure of the correct action to take, contact your manager, an Ethics Officer, Compliance Officer, Legal Representative or Human Resources Business Partner for help. There are many resources at your disposal to help you. Don't hesitate to use them and *Do What's Right!*

©2009 The Bank of New York Mellon Corporation. All rights reserved.
05/09